Exhibit 99.1

Media:  Chris Tofalli

Broadgate Consultants, Inc.

212-232-2226

Investors:  Scott Wenhold

Graphic Packaging Corporation

770-644-3062

Graphic Packaging Corporation Reports Fourth Quarter and Full Year 2004 Results

MARIETTA, Ga., March 2, 2005.  Graphic Packaging Corporation (NYSE: GPK) today reported a preliminary net loss for fourth quarter 2004 of $35.1 million or $(0.18) per diluted share, based upon 198.6 million shares.  Results for the quarter compare to a fourth quarter 2003 net loss of $14.0 million, or $(0.07) per diluted share, based upon 198.4 million shares.

For the full year 2004, the Company reported a preliminary net loss of $41.8 million or $(0.21) per diluted share, based upon 198.5 million shares.  Full year results compare to a 2003 net loss of $82.9 million, or $(0.56) per diluted share, based upon 148.3 million shares.

It should be noted that as a result of Sarbanes-Oxley requirements, 2004 year-end financial statements will not be certified by management until the Company completes its review of internal reporting controls and finalizes its annual Form 10-K.  The Company expects to file its Form 10-K with the SEC by March 16, 2005.

In August 2003, Graphic Packaging International Corporation and Riverwood Holding, Inc. merged in a stock-for-stock transaction and, at that time, Riverwood Holding, Inc. was renamed Graphic Packaging Corporation.  The merger has been accounted for as a purchase transaction.  Results for 2004 discussed herein are those of the merged company.  Results for the period January 1, 2003 through August 8, 2003 (the merger date) represent those of Riverwood Holding, Inc.  Results for the period from August 9, 2003 through December 31, 2003 represent those of the merged company.  The unaudited condensed pro forma combined financial information discussed within this release represents the Company’s pro forma combined financial information as if the merger had occurred on January 1, 2003.  The unaudited pro forma net loss for the full year 2003 was $74.4 million or $(0.38) per diluted share based upon 198.3 million shares.  Unaudited pro forma Statements of Operations for each quarter of 2003 are provided as a supplementary table to this release.

During fourth quarter 2004, the Company reduced total debt by $100.7 million, bringing full year 2004 debt reduction to $129.4 million.

“In a year marked by rapid increases in the price of key inputs such as energy, chemicals and fiber, the Company comfortably exceeded its debt reduction target of $100 million,” said Stephen M. Humphrey, President and Chief Executive Officer.  “This achievement is a testament to strong execution across the Company’s landscape. Indeed natural synergies were identified at the time of the merger, but our people were focused, engaged and committed to completing the myriad of tasks necessary to not only meet, but exceed targeted synergy levels.”

“During the fourth quarter, we continued our efforts to drive top line growth through a number of new product innovations. For example, we unveiled our convenient Fridge Vendor® technology in a new size and format, as Coca-Cola Enterprises launched its 12 oz. PET bottles in a new 8-count Fridge Pack carton.  Also on the beverage side this quarter, SABMiller commercialized an 18-can Fridge Pack carton with a new and unique dispensing design.  In the food and consumer products sector, Molinaro Foods launched its frozen pizzas utilizing our Micro Rite Susceptor® during the fourth quarter.  This is our first commercial product to address the relatively new and growing “grab and go” market through the convenience store channel.”

“Looking forward into 2005, we expect inflation to continue to be an over-riding concern.  Thus far, the rate of inflation for key inputs has outpaced our ability to recover these cost increases with our customers.  We expect to mitigate some portion of these cost increases in 2005, but the overall inflation impact will continue to put pressure on our earnings.”

Overall performance of the Company’s production and manufacturing systems continued to be strong, showing productivity improvements on a year over year fourth quarter basis. The rationalization of the Company’s manufacturing assets is progressing as the expansion of the Lumberton, NC carton sheet-fed plant was completed during the quarter, and construction of the new facility in Fort Smith, AR is ahead of schedule.

The Company’s three U.S mills ran at full capacity during the quarter, and had no market-related downtime.  Both the Macon, GA and West Monroe, LA mills, however, incurred unplanned downtime as a result of sub-freezing temperatures impacting the Southeast U.S.

Net sales increased 3.3% to $587.1 million during fourth quarter 2004, compared to fourth quarter 2003 net sales of $568.6 million.  Full year 2004 net sales were $2.39 billion, or 41.8% higher than 2003 net sales of $1.68 billion.  2004 net sales were 3.9% higher than 2003 pro forma net sales of $2.30 billion.  Net sales during the fourth quarter were impacted by:

•                  A year over year increase in North American carton sales, primarily driven by stronger volumes in the food and consumer product markets.

•                  Increased containerboard sales of $5.7 million or 25.8% over fourth quarter 2003, due to improved pricing.

•                  A positive contribution of $8.0 million due to favorable foreign currency exchange rates.  The Company’s total international sales were $108.6 million or approximately 18.5% of total sales for fourth quarter 2004.

Income from operations for fourth quarter 2004 was $5.2 million, compared to fourth quarter 2003 income from operations of $18.8 million. Full year 2004 income from operations was $115.6 million,

compared to full year 2003 income from operations of $106.1 million.  Unaudited pro forma income from operations was $121.5 million for the full year 2003.  Although the Company continues to benefit from ongoing cost cutting initiatives and synergy recognition, inflationary pressures had a negative impact on quarterly results:

•                  Energy costs, primarily natural gas and purchased electricity, were approximately $3.2 million higher in fourth quarter 2004 compared to fourth quarter 2003.

•                  Chemicals, coatings and resins were approximately $4.7 million higher in fourth quarter 2004 compared to fourth quarter 2003.

•                  Fiber, board and corrugated costs were approximately $5.3 million higher in fourth quarter 2004 compared to fourth quarter 2003.

•                  Freight costs were approximately $3.4 million higher in fourth quarter 2004 compared to fourth quarter 2003.  The increase was a result of both higher fuel surcharges and higher lane rates.

In addition to inflation for key inputs, income from operations was negatively impacted by:

•                  An expense of approximately $5.0 million related to the planned rebuild of the Company’s number four boiler at its West Monroe, LA mill. The expensed portion of the project was primarily related to the downtime associated with the rebuild.

•                  Selling, General and Administrative expense of $56.3 million for the fourth quarter, compared to $47.7 million for fourth quarter 2003.  The increase was largely driven by higher costs for medical and health benefits, along with expenses related to Sarbanes-Oxley requirements.

Net interest expense was $36.7 million for fourth quarter 2004, as compared to net interest expense of $36.3 million for fourth quarter 2003.   For the full year 2004, net interest expense was $149.0 million, as compared to 2003 net interest expense of $143.5 million.  Full year 2003 pro forma net interest expense was $148.1 million.

Income tax expense for the 2004 and 2003 periods was primarily related to operations in foreign countries.  The Company has a $1.3 billion net operating loss that is available to shelter future taxable income in the United States, subject to certain limitations as described in the Company’s filings with the SEC.

Capital expenditures for fourth quarter 2004 were $34.4 million. Approximately $5.7 million of capital expenditures was related to the food and consumer products sheet-fed manufacturing initiative, part of the Company’s ongoing manufacturing rationalization.  Expenditures on the sheet-fed initiative now total approximately $9.5 million of the total projected expenditure of approximately $26 million during the 2004-2005 period.  Total capital expenditures for the full year 2004 were $137.8 million.

EBITDA for fourth quarter 2004 was $61.1 million versus $74.3 million for fourth quarter 2003.  Full year 2004 EBITDA was $344.5 million versus $336.4 million for pro forma 2003. Credit Agreement EBITDA for fourth quarter 2004 was $78.8 million, versus $90.9 million for fourth quarter 2003.  Full year 2004 Credit Agreement EBITDA was $395.1 million, as compared to full year 2003 pro forma Credit Agreement EBITDA of $382.0 million.  Credit Agreement EBITDA refers to EBITDA as defined in the Company’s $1.6 Billion Credit Agreement (the “Credit Agreement”) and is a non-GAAP financial measure used to determine compliance with certain covenants thereunder.  Credit Agreement EBITDA is calculated on a pro forma basis and should not be construed as an alternative to income from operations or net income as a measure of operating results or as an alternative to cash flow as a measure of liquidity.  Borrowings under the Credit Agreement are a key source of the Company’s liquidity.  A tabular reconciliation of EBITDA and Credit Agreement EBITDA is attached to this release.

Graphic Packaging Corporation intends to file its Form 10-K for the year ended December 31, 2004 no later than March 16, 2005.  In addition, the Company will host a conference call at 10:00 am (EST) on Thursday, March 3, 2005 to discuss the results of the quarter and full year 2004.  To access the conference call, listeners calling from within North America should dial 800-392-9489 at least 10 minutes prior to the start of the conference call.  Listeners may also access the audio webcast at the Investor Relations section of the Graphic Packaging website: http://www.graphicpkg.com.  Replays of the call will be available for one week following the completion of the call and can be accessed by dialing 800-642-1687.

Forward Looking Statements

Statements of the Company’s expectations related to the impact of inflation on its business, its ability to recover such higher costs and total capital expenditures included in this release constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from the Company’s historical experience and its present expectations. These risks and uncertainties include, but are not limited to, the Company’s ability to implement its business strategies, continuing pressure for lower cost products, increases and volatility in raw materials and energy costs, rising labor costs, our ability to pass these increased costs on to our customers, unfavorable currency translation movements and other risks of conducting business internationally, and the impact of  regulatory and litigation matters, including those that impact the Company’s ability to protect and use its intellectual property.  Undue reliance should not be placed on such forward-looking statements, as such statements speak only as of the date on which they are made. Additional information regarding these and other risks is contained in the Company’s periodic filings with the SEC.

About Graphic Packaging Corporation

Graphic Packaging Corporation was formed in August 2003 as a result of the merger of Riverwood Holding, Inc. and Graphic Packaging International Corporation.  Graphic Packaging is a leading provider of paperboard packaging solutions to the beverage, food and consumer product industries.  Additional information about Graphic Packaging, its business and its products is available on the Company’s web site at http://www.graphicpkg.com.

PRELIMINARY

GRAPHIC PACKAGING CORPORATION

CONSOLIDATED BALANCE SHEETS

(Amounts in Millions, Except Share Amounts)

	December 31, 2004	December 31, 2003
ASSETS	(Unaudited)
Current Assets:
Cash and Equivalents	$7.3	$17.5
Receivables, Net of Allowances	214.9	198.5
Inventories	301.2	306.9
Prepaid Expenses	14.9	15.1

Total Current Assets	538.3	538.0
Property, Plant and Equipment, at Cost
Land and Improvements	60.3	61.5
Buildings	226.4	222.2
Machinery and Equipment	2,441.0	2,347.6
	2,727.7	2,631.3
Less: Accumulated Depreciation	(1,078.7)	(908.4)
Property, Plant and Equipment, Net	1,649.0	1,722.9
Deferred Tax Assets	7.9	12.3
Investment in Net Assets of Equity Affiliates	7.3	6.5
Goodwill	643.4	624.3
Intangible Assets, Net of Accumulated Amortization of $65.1 and $38.0 at December 31, 2004 and 2003, respectively	166.6	192.3
Other Assets	98.8	104.0

Total Assets	$3,111.3	$3,200.3

LIABILITIES
Current Liabilities:
Short-Term Debt	$14.2	$38.4
Accounts Payable	200.0	176.6
Compensation and Employee Benefits	91.9	67.3
Income Taxes	7.0	4.0
Interest Payable	43.7	30.5
Other Accrued Liabilities	59.2	68.3
Total Current Liabilities	416.0	385.1

Long Term Debt, Less Current Portion	2,011.0	2,116.2
Deferred Tax Liabilities	13.4	13.4
Other Noncurrent Liabilities	214.3	196.6
Total Liabilities	2,654.7	2,711.3

SHAREHOLDERS’ EQUITY
Preferred Stock par value $.01 per Share; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common Stock par value $.01 per Share;
Common Stock, 500,000,000 shares authorized; 198,586,108 and 198,378,110 shares issued and outstanding at Dec. 31, 2004 and Dec. 31, 2003	2.0	2.0
Capital in Excess of Par Value	1,169.2	1,168.5
Unearned Compensation	(0.4)	—
Accumulated Deficit	(639.8)	(598.0)
Minimum Pension Liability Adjustment	(65.2)	(60.2)
Accumulated Derivative Instruments Loss	(9.0)	(12.7)
Cumulative Currency Translation Adjustment	(0.2)	(10.6)
Total Shareholders’ Equity	456.6	489.0
Total Liabilities and Shareholders’ Equity	$3,111.3	$3,200.3

PRELIMINARY

GRAPHIC PACKAGING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in Millions, Except Per Share Amounts)

	Three Months Ended		Year Ended
	Dec. 31, 2004	Dec. 31, 2003	Dec. 31, 2004	Dec. 31, 2003
	(Unaudited)	(Unaudited)	(Unaudited)
Net Sales	$587.1	$568.6	$2,386.5	$1,683.3
Cost of Sales	518.6	485.6	2,026.7	1,398.5
Selling, General and Administrative	56.3	47.7	202.3	153.1
Research, Development and Engineering	2.7	2.0	9.6	7.4
Other Expense, Net	4.3	14.5	32.3	18.2

Income from Operations	5.2	18.8	115.6	106.1
Loss on Early Extinguishment of Debt	—	—	—	(45.3)
Interest Income	0.3	0.7	0.6	1.0
Interest Expense	(37.0)	(37.0)	(149.6)	(144.5)
Loss before Income Taxes and Equity in Net Earnings of Affiliates	(31.5)	(17.5)	(33.4)	(82.7)
Income Tax (Expense) Benefit	(3.8)	3.3	(9.8)	(1.5)
Loss before Equity in Net Earnings of Affiliates	(35.3)	(14.2)	(43.2)	(84.2)
Equity in Net Earnings of Affiliates	0.2	0.2	1.4	1.3
Net Loss	$(35.1)	$(14.0)	$(41.8)	$(82.9)

Loss Per Share - Basic	$(0.18)	$(0.07)	$(0.21)	$(0.56)
Loss Per Share - Diluted	$(0.18)	$(0.07)	$(0.21)	$(0.56)

Weighted Average Number of Shares Outstanding - Basic	198.6	198.4	198.5	148.3
Weighted Average Number of Shares Outstanding - Diluted	198.6	198.4	198.5	148.3

PRELIMINARY

GRAPHIC PACKAGING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in Millions)

	Year Ended December 31, 2004	Year Ended December 31, 2003
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(41.8)	$(82.9)
Noncash Items Included in Net Loss:
Depreciation and Amortization	228.9	160.4
Loss on Early Extinguishment of Debt	—	16.7
Deferred Income Taxes	2.8	(2.8)
Pension, Postemployment and Postretirement Benefits Expense, Net of Contributions	24.8	18.6
Equity in Net Earnings of Affiliates, Net of Dividends	(0.4)	(0.8)
Amortization of Deferred Debt Issuance Costs	8.7	7.6
Loss on Retirement of Assets	10.8	8.4
Other, Net	(3.0)	7.8
Changes in Operating Assets & Liabilities:
Receivables	(9.5)	26.5
Inventories	5.6	(14.6)
Prepaid Expenses	4.3	1.4
Accounts Payable	18.2	30.3
Compensation and Employee Benefits	3.2	5.6
Income Taxes	(0.3)	(2.0)
Other Accrued Liabilities	1.5	(22.4)
Other Noncurrent Liabilities	10.0	(1.0)
Net Cash Provided by Operating Activities	263.8	156.8

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of Property, Plant and Equipment	(137.8)	(136.6)
Acquisition Fees	—	(93.9)
Cash Acquired in Merger	—	6.1
Proceeds from Sales of Assets, Net of Selling Costs	11.8	—
Change in Other Assets	(15.5)	3.5
Net Cash Used in Investing Activities	(141.5)	(220.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowing under Revolving Credit Facilities	516.7	474.8
Payments on Revolving Credit Facilities	(541.0)	(456.6)
Proceeds from Issuance of Debt	—	2,125.0
Increase in Debt Issuance Costs	(0.9)	(57.4)
Premium Paid on Early Extinguishment of Debt	—	(28.6)
Payment on Debt	(108.2)	(1,989.1)
Issuance of Common Stock	0.4	0.2
Repurchases of Redeemable Common Stock	—	(1.0)
Net Cash (Used in) Provided by Financing Activities	(133.0)	67.3
EFFECT OF EXCHANGE RATE CHANGES ON CASH	0.5	0.5
Net (Decrease) Increase in Cash and Equivalents	(10.2)	3.7
Cash and Equivalents at Beginning of Period	17.5	13.8
CASH AND EQUIVALENTS AT END OF PERIOD	$7.3	$17.5

PRELIMINARY

Reconciliation of Non-GAAP Financial Measures

The table below sets forth the Company’s earnings before interest expense, income tax expense, equity in the net earnings of the Company’s affiliates, depreciation and amortization (“EBITDA”), and “Credit Agreement EBITDA,” which is a financial measure that is used in the Company’s Senior Secured Credit Agreement. Since entering into its Senior Secured Credit Agreement, the Company has disclosed its Credit Agreement EBITDA in quarterly earnings releases, but is also disclosing EBITDA in this release because the Company believes EBITDA is also an important measure of our performance. Neither EBITDA nor Credit Agreement EBITDA is a defined term under accounting principles generally accepted in the United States and should not be considered as an alternative to income from operations or net income as a measure of operating results or cash flows as a measure of liquidity.

Credit Agreement EBITDA differs from EBITDA in that in addition to adjusting net income to exclude interest expense, income tax expense, equity in the net earnings of the Company’s affiliates and depreciation and amortization, Credit Agreement EBITDA also adjusts net income by excluding certain other items and expenses, as specified below. The Company’s definition of Credit Agreement EBITDA may differ from that of other similarly titled measures at other companies. The Senior Secured Credit Agreement requires the Company to comply with a specified consolidated debt to Credit Agreement EBITDA leverage ratio and a specified Credit Agreement EBITDA to consolidated interest expense ratio for specified periods, (as described in the Company’s reports filed with the SEC).

	Three Months Ended		Twelve Months Ended
	Dec 31, 2004	Dec 31, 2003	Dec 31, 2004	Dec 31, 2003 (C)
Net Loss	$(35.1)	$(14.0)	$(41.8)	$(74.4)
Add (Subtract):
Income Tax Expense (Benefit)	3.8	(3.3)	9.8	2.5
Equity in Net Earnings of Affiliates	(0.2)	(0.2)	(1.4)	(1.3)
Interest Expense, Net	36.7	36.3	149.0	148.1
Loss on Early Extinguishment of Debt	—	—	—	46.6
Depreciation and Amortization	55.9	55.5	228.9	214.9

EBITDA	61.1	74.3	344.5	336.4

Credit Agreement Adjustments (A)	17.7	16.6	50.6	45.6

Credit Agreement EBITDA (B)	$78.8	$90.9	$395.1	$382.0

Notes:

(A)  Credit agreement adjustments include non-cash charges for pension, postretirement and postemployment benefits, amortization of premiums on hedging contracts, write-down of assets, and merger related expenses deducted in determining net income and dividends from equity investments.

(B)  Credit Agreement EBITDA is calculated in accordance with the definitions contained in the Company’s Senior Secured Credit Agreement. Credit Agreement EBITDA is defined as consolidated net income before consolidated interest expense, non-cash expenses and charges, total income tax expense, depreciation expense, expense associated with amortization of intangibles and other assets, non-cash provisions for reserves for discontinued operations, extraordinary, unusual or non-recurring gains or losses or charges or credits, gain or loss associated with sale or write-down of assets not in the ordinary course of business, and any income or loss accounted for by the equity method of accounting.

(C)  Credit Agreement EBITDA for the twelve months ended December 31, 2003 is calculated on a pro forma basis giving effect to the merger as if the Senior Secured Credit Agreement was in effect with respect to such periods.

COMBINED COMPANY

UNAUDITED CONDENSED PRO FORMA COMBINED STATEMENT OF OPERATIONS

(Amounts in Millions, Except Per Share Amounts)

	Three Months Ended				Year Ended
	Mar. 31, 2003	June 30, 2003	Sept. 30, 2003	Dec. 31, 2003	Dec. 31, 2003
Net Sales	$543.1	$599.0	$585.4	$568.6	$2,296.1
Cost of Sales	457.7	505.7	484.9	485.6	1,933.9
Selling, General and Administrative, Research, Development and Engineering	57.4	57.9	61.2	64.2	240.7

Income from Operations	28.0	35.4	39.3	18.8	121.5

Interest Expense, Net	(36.1)	(36.2)	(39.5)	(36.3)	(148.1)

Loss on Early Extinguishment of Debt	—	—	(46.6)	—	(46.6)

Loss before Income Taxes and Equity in Net Earnings of Affiliates	(8.1)	(0.8)	(46.8)	(17.5)	(73.2)

Income Tax (Expense) Benefit	(1.0)	(3.6)	(1.2)	3.3	(2.5)
Loss before Equity in Net Earnings of Affiliates	(9.1)	(4.4)	(48.0)	(14.2)	(75.7)

Equity in Net Earnings of Affiliates	0.2	0.5	0.4	0.2	1.3
Net Loss	$(8.9)	$(3.9)	$(47.6)	$(14.0)	$(74.4)
Loss Per Diluted Share	$(0.04)	$(0.02)	$(0.24)	$(0.07)	$(0.38)
Weighted Average Number of Diluted Shares Outstanding	198.4	198.4	198.3	198.4	198.3

Other Data:
Total Depreciation & Amortization	$52.9	$53.0	$53.5	$55.5	$214.9

The unaudited condensed pro forma combined financial information above is based on the Company’s actual financial results for the periods indicated and the historical results of Graphic from the beginning of the periods presented through the date of the Merger. The pro forma financial information has been prepared in accordance with accounting principles generally accepted in the United States of America and is provided for comparison and analysis purposes only. The unaudited pro forma combined financial information does not purport to represent the combined company’s results of operations or financial condition had the Merger and Related Financing Transactions actually occurred as of such dates or of the results that the combined company would have achieved after the Merger.

Adjustments contained in the above Unaudited Condensed Pro Forma Combined Statement of Operations are consistent to those adjustments within the Unaudited Condensed Pro Forma Combined Statement of Operations included in the Company’s Form 10-K for the year ended December 31, 2003.